Exhibit 10.19

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) dated as of July 9, 2007, is by and among VMWARE, INC., a Delaware corporation (the “Company”), INTEL CAPITAL CORPORATION, a Delaware corporation (“Investor”), and, solely for purposes of Section 12(e), Section 12(f) and Section 14, EMC CORPORATION, a Massachusetts corporation (“Parent”).

WHEREAS, the Investor has acquired and holds as of the date of this Agreement shares of Class A common stock of the Company, $0.01 par value per share (the “Class A Common Stock”) purchased by Investor under that certain Class A Common Stock Purchase Agreement dated as of July 9, 2007 (the “Stock Purchase Agreement”) by and between Investor and the Company; and

WHEREAS, the Company wishes to grant certain registration rights with respect to the shares of stock of the Company issued to the Investor, as provided further herein; and

WHEREAS, the parties desire to provide for certain rights of the Company and Investor as described herein;

NOW THEREFORE, in consideration of the promises herein contained and other good and valuable consideration, the parties hereto agree as follows:

1. Definitions. As used in this Agreement:

(i) the term “Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder;

(ii) the term “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled By” and “Under Common Control With”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or by agreement or otherwise.

(iii) the term “Change of Control” means (i) a transfer of all or substantially the assets of the Company to a Person that is not an Affiliate of the Company or Parent which is expected to be followed by a liquidation of the Company and a distribution of its assets to stockholders, or (ii) the transfer by the stockholders of the Company, or a merger, consolidation, reorganization, recapitalization or other event involving or affecting the Company, following which the Company is no longer directly or indirectly controlled by Parent.

(iv) the term “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Act;

(v) the term “Common Stock” means any and all classes of the Company’s common stock as authorized pursuant to the Company’s Amended Restated Certificate of Incorporation, as may be amended or restated from time to time;

(vi) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

(vii) the term “Holder” means Investor, as long as Investor owns Registrable Securities and any Affiliate of Investor to whom Registrable Securities are transferred in accordance with the requirements of this Agreement and to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 19;

(viii) the terms “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement in compliance with the Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

(ix) the term “Person” means an individual, corporation, limited liability company, trust, partnership, general partnership, or other entity;

(x) the term “Qualified IPO” means a firm commitment underwritten public offering of the Company’s Class A Common Stock pursuant to an effective registration statement under the Act for an aggregate price to the public of at least $250 million;

(xi) the term “Registrable Securities” means (A) any Class A Common Stock issued to Investor by the Company pursuant to the Stock Purchase Agreement and held by a Holder (the “Shares”), (B) any shares of Class A Common Stock issued or issuable upon conversion of any Series A Preferred Stock of the Company issued in exchange for the Shares, and (C) any Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares or Series A Preferred Stock issued in exchange for the Shares, in each case, held from time to time by a Holder;

(xii) the term “Registration Expenses” means all third-party expenses incurred by the Company in compliance with Section 2 and Section 3 hereof, including, without limitation, all registration and filing fees, printing expenses, accounting fees and expenses, fees and disbursements of counsel for the Company, the underwriters and one special counsel for the selling Holders, if any, blue sky fees and expenses and the third-party expenses of any special audits incident to or required by any such registration (but excluding underwriters’ and brokers’ discounts and commissions); and

(xiii) the term “Series A Preferred Stock” means the Company’s Series A Preferred stock, par value $0.01 per share, which shall have the rights, preferences and privileges described in Exhibit A hereto, and shall otherwise be in form and substance mutually satisfactory to the Company and Investor.

2. Company Registration.

(a) Right to Register. Subject to Section 10(b) below, whenever the Company proposes to register any of its Common Stock under the Act, whether for its own account or for the account of others (other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating to a corporate reorganization or other transaction covered by Rule 145 under the Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities or preferred stock that are also being registered) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company will: (a) give prompt written notice thereof to each Holder (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws) and (b) upon the written request of a Holder given within ten (10) business days after mailing of such notice by the Company, the Company shall, subject to the provisions of this Section 2, use commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that the Holder has requested to be registered.

(b) Right to Terminate Registration. The Company shall have the right to terminate, withdraw or delay any registration initiated by it under this Section 2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Company shall give written notice of such determination to each Holder that has elected to include securities in such registration and, in the case of a determination to terminate or withdraw the registration statement, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration statement, and in the case of a determination to delay effectiveness, the Company shall be permitted to delay effectiveness for any period. The expenses of such terminated, withdrawn or delayed registration shall be borne by the Company in accordance with Section 3(a)(iv).

(c) Priority on Registrations. Each Holder acknowledges and agrees that its rights under this Section 2 shall be subject to cutback provisions imposed by a managing underwriter under Section 2(d). If, as a result of the cutback provisions of the preceding sentence, a Holder is not entitled to include all of its requested Registrable Shares in such registration, then the Holder may elect to withdraw its request to include any or all of its Registrable Shares in such registration.

(d) Underwritten Offerings. In the event of an underwritten offering, the Company and each Holder shall make such arrangements with the underwriters so that such Holder may participate in the offering on the same terms as the Company and any other party selling securities in such offering. The Company shall not be required under this Section 2 to include any of a Holder’s securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enters into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, (i) first, to the Company for securities that the Company proposes to register for its own account; (ii) second, to any stockholders of the Company who exercised a contractual right to demand that such registration statement be filed, on a pari passu basis based upon the Registrable Securities held by such stockholders; (iii) third, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement, on a pari passu basis based upon the Registrable Securities held by such holders; and (v) fourth, to other securities of the Company to be registered on behalf of any other holder. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such “Holder,” as defined in this sentence.

3. Demand and Form S-3 Registrations.

(a) Demand Registration.

(i) Request by Holders. Subject to Section 10 below, if the Company shall receive at any time after six (6) months after the effective date of the Company’s initial public offering of its securities pursuant to a registration filed under the Act, a written request from the Holders of a majority of the Registrable Securities then outstanding (“Demand Request”) that the Company file a registration statement under the Act covering the registration of Registrable Securities pursuant to this Section 3(a), then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use reasonable best efforts to effect, as soon as practicable, the registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such request and any additional requests by other Holders received by the Company within ten (10) business days after receipt of the Request Notice, subject only to the limitations of this Section 3(a);

provided that the Registrable Securities requested to be registered pursuant to such request must have an anticipated aggregate price to the public (before any underwriting discounts and commissions) of not less than $54.6 million.

(ii) Maximum Number of Demand Registrations. The Company is obligated pursuant to this Section 3(a) to effect one (1) demand registration pursuant to this Agreement; provided, however, if all of the Holders’ Registrable Securities that were requested to be included in a registration pursuant to this Section 3(a) were not included in such registration as a result of cutback provisions imposed by a managing underwriter pursuant to Section 3(c) or otherwise, then the Company shall be obligated to effect one (1) additional registration pursuant to this Section 3(a).

(iii) Additional Limitations on Demand Registrations. The Company shall not be obligated to effect any Demand Registration (A) within six months of a Piggyback Registration in which all Holders were given registration rights pursuant to Section 2(a) and at least 50% of the number of Registrable Securities requested by such Holders to be included in the Piggyback Registration were included, (B) within six months of another Demand Registration, or (C) if in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited financial statements or other required financial statements, provided that the Company shall use its reasonable efforts to obtain such financial statements as promptly as practicable.

(iv) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3(a), a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(iv) Expenses for Withdrawn Registrations. Notwithstanding the provisions of Section 5(a), the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 3(a) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to the demand registration pursuant to this Section 3(a) (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, however, if, after the date of the Demand Request and prior to such withdrawal, a material adverse change in the condition or business of the Company and its subsidiaries, taken as a whole, occurs, then the Holders shall not be required to pay any of such expenses and shall retain their demand registration right pursuant to this Section 3(a) notwithstanding such withdrawal, provided, that prior to such withdrawal, the Holders representing a majority of the Registrable Securities to be included in such Demand Registration provide written notice to the Company stating (A) the Holders’ intent to withdraw from the registration, and (B) a description of the material adverse change prompting the withdrawal.

(b) Form S-3 Registration. Subject to Section 10 below, after the Company is eligible to register Registrable Securities on Form S-3, each Holder shall have the right to demand the Company effect a registration with respect to all or a part of its Registrable Securities on Form S-3 and any related qualification or compliance. Upon receipt of written request, the Company shall, as soon as practicable, (i) give written notice of the proposed registration to all other Holders, and any related qualification and compliance, and (ii) use reasonable best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s Registrable Securities as are specified in such request together with the Registrable Securities requested to be included by any other Holders who notify the Company in writing within 10 business days after receipt of such notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3:

(A) if Form S-3 is not available for such offering by the Holder;

(B) if the Holder, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $22 million;

(C) if the Company shall furnish to the Holder a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than one hundred eighty (180) days following receipt of the request of the Holder under this Section 3;

(D) if the Company has, within the 12 month period preceding the date of such request, already effected one (1) registration on Form S-3 pursuant to this Section 3; provided, however, if all of the Holders’ Registrable Securities requested to be included in the prior registration were not included in the prior registration as a result of cutback provisions imposed by a managing underwriter pursuant to Section 3(c) below, then the Holders shall have the right to demand one (1) additional registration on Form S-3 during such 12-month period;

(E) if the Company has, within the six month period preceding the date of such request, effected a Piggyback Registration in which all Holders were given registration rights pursuant to Section 2(a) and at least 50% of the number of Registrable Securities requested by such Holders to be included in the Piggyback Registration were included;

(F) if the Company has, within the six month period preceding the date of such request, effected a Demand Registration; or

(G) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Underwriting. If the Holders initiating the registration request under this Section 3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of the request made pursuant to this Section 3 and the Company shall include such information in the notices referred to in Section 3(a)(i) and Section 3(b)(i), as applicable. In such event, the right of any Holder to include his, her or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company and approved by a majority in interest of the Initiating Holders. Notwithstanding any other provision of Section 3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated (i) first, to each of the Holders, on a pari passu basis based upon the Registrable Securities held by such Holders; (ii) second, to any other holders of incidental or “piggyback” registration rights requesting inclusion of their Registrable Securities in such registration statement, on a pari passu basis based upon the Registrable Securities held by such holders; and (iii) third, other securities of the Company to be registered on behalf of any other holder. If, as a result of the cutback provisions of the preceding sentence, a Holder is not entitled to include all of its requested Registrable Shares in such registration, then the Holder may elect to withdraw its request to include any or all of its Registrable Shares in such registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

4. Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2 or Section 3, the Company will use commercially reasonable efforts to effect such registration, including:

(a) Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, including each preliminary prospectus, which documents shall be subject to the review and comment of such counsel);

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the earlier to occur of: (i) the sale or other disposition of all of the Registrable Securities and (ii) the expiration of a period of not less than thirty (30) days and comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition thereof by the Holders holding the securities covered by the registration statement as set forth in such registration statement;

(c) Furnish to each Holder promptly, and in no event more than five business days after the same is prepared and filed with the Commission, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(d) Use reasonable best efforts to register or qualify the Registrable Securities covered by the registration statement under such other securities or blue sky laws of such United States jurisdictions as the Holder thereof may reasonably request and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder, provided that the Company will not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify for this subparagraph, (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction;

(e) Notify each Holder promptly, but in no event more than two business days after the occurrence of the event, at any time when a registration statement under the Act that registers any of such Holder’s Registrable Securities is effective, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of such Holder, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a fact necessary to make the statements therein not misleading;

(f) use reasonable best efforts to cause all such Registrable Securities to be listed on such securities exchange or market on which the Company’s Common Stock is then listed; and

(g) Furnish, at a Holder’s request, on the date that the Holder’s Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (A) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to a Holder, if Holder requests registration and (B) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

5. Registration Expenses; Delay.

(a) Expenses of Company Registration. The Company shall pay (i) all of the Registration Expenses and (ii) all transfer taxes and brokerage and underwriters’ discounts and commissions attributable to the securities being sold by the Company. Each Holder shall pay all transfer taxes and brokerage and underwriters’ discounts and commissions attributable to the Registrable Securities being sold by such Holder.

(b) Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation of this Agreement.

6. Requirement to Discontinue Disposition. Each Holder agrees that, upon receipt of any notice from Company of the happening of any event of the kind described in Section 4(e), such Holder will discontinue disposition of its Registrable Securities pursuant to such registration statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(e), or until such Holder is advised in writing by Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities which are current at the time of the receipt of such notice.

7. Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 or Section 3 with respect to a Holder’s Registrable Securities that such Holder furnish to the Company for inclusion in the specific registration statement (and any prospectus included therein) such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of Holder’s Registrable Securities; provided that the use of such information shall be limited to the specific registration statement (or any prospectus included therein) for which it was provided and shall not be used in any summary or free writing prospectus.

8. Indemnification.

(a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder, its directors and officers and each person who controls the Company (within the meaning of the Act) and any of such person’s agents or representatives, its legal counsel and accountants, any underwriter and any controlling person of such underwriter, and its legal counsel against all losses, liabilities, claims, damages and expenses (“Losses”) caused by (A) any untrue or alleged untrue statement of material fact contained in any registration statement in which such Holder is participating, or any prospectus, preliminary prospectus, summary or free writing prospectus, or any amendment thereof or supplement to any of the foregoing or any omission or alleged omission of material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company or any underwriter by such Holder expressly for use therein or results from such Holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with the number of copies of the same requested by such Holder or (B) any violation or alleged violation by the Company of the Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Act, the Exchange Act or any state securities laws in connection with the sale of securities by such Holder pursuant to any registration statement in which such Holder is participating, and the Company, in each case, will reimburse each such Holder, officer, director, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such losses, liabilities, claims, damages or expenses or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 8 shall not apply to amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) Each Holder, severally and not jointly, will indemnify, to the extent permitted by law, the Company, its directors and officers and each person who controls Company (within the meaning of the Act) and any of such person’s agents or representatives, its legal counsel and accountants, any underwriter and any controlling person of such underwriter, against any Losses resulting from (A) any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use in such registration statement, or (B) such Holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with the number of copies of the same requested by such Holder; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 8(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such losses, liabilities, claims, damages or expenses or action as such expenses are incurred provided, however, that (i) the indemnity agreement contained in this Section 8(b) shall not apply to amounts paid in settlement of any Losses if such settlement is made without the consent of the Holder, which consent shall not be unreasonably withheld, and (ii) the obligations of such Holders hereunder shall be limited to an amount equal to the net proceeds to each such Holder from the sale of Registrable Securities in the transaction giving rise to the Losses.

(c) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party (as defined herein) or any officer, director, or controlling person of such Indemnified Party and will survive the transfer of Registrable Securities. The Indemnifying Party also agrees to make such provisions, as are reasonably requested by an Indemnified Party, for contributions (in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the actions that gave rise to any Losses) to such party in the event such Indemnifying Party’s indemnification is unavailable for any reason; provided, however, that in no event shall any contribution by a Holder under this Section 8(c) exceed the net proceeds to such Holder from the sale of Registrable Securities in the transaction giving rise to the Losses.

(d) Each party entitled to indemnification under this Section 8 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at the Indemnified Party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8 unless the Indemnifying Party is materially prejudiced thereby. No

Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(e) If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other, in connection with the statements or omissions which resulted in Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Section 8(e) exceed the net proceeds to such Holder from the sale of Registrable Securities in the transaction giving rise to the Losses. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

(g) The obligations of the Company and Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration statement under Section 2 or Section 3 and otherwise.

9. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration the Company agrees to:

(a) keep public information available as those terms are understood and defined in Rule 144, at all times from and after ninety (90) days following the effective date of the first registration under the Act filed by the Company for an offering of its Common Stock to the general public;

(b) file with the Commission all reports and other documents required of the Company under the Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) so long as any Holder owns any Registrable Securities, furnish to such Holder upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

10. “Market Stand-off” Agreement; Limit on Sale. (a) In connection with the Company’s initial public offering, each Holder agrees not to sell or otherwise transfer or dispose of any capital stock or other securities of the Company, excluding capital stock acquired in the Company’s initial public offering, held by such Holder during any time period (not to exceed 180 days, which period may be extended for up to 18 days) required by any underwriting agreement in connection with such initial public offering, provided that (i) all directors and officers of the Company and stockholders owning at least 1% of the Company’s capital stock agree to the same transfer restrictions or to transfer restrictions which are more restrictive and (ii) if any waiver or early termination of such restrictions (in whole or in part) is granted to any person described in clause (i), then Investor shall be granted an equivalent waiver, applicable to the same percentage of Investor’s shares as the percentage of such other person’s shares subject to such waiver or early termination. If requested by a managing underwriter in connection with the Company’s initial public offering, such Holder shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such period.

(b) Investor hereby agrees that, except as set forth in Section 12 below, Investor will not sell or otherwise transfer any shares of the Class A Common Stock acquired by it pursuant to the Stock Purchase Agreement (other than to an Affiliate of Investor that agrees to be bound by this Agreement and provided that Investor remains liable for any breach of this Agreement by such Affiliate and such Affiliate transfers all such shares back to Investor if at any time within the period described in this Section 10(b) it is no longer an Affiliate of Investor) prior to the first anniversary of the Closing under the Stock Purchase Agreement.

(c) Each certificate representing Class A Shares shall contain the following legends:

THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, A RIGHT OF REPURCHASE BY THE COMPANY AND OTHER TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OR HIS PREDECESSOR IN INTEREST. COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

11. Rights Granted to Other Investors. The Company shall not grant any registration rights relating to its securities after the date hereof without the written consent of the Holders of a majority of the Registrable Securities held by all Holders unless (i) such rights are subordinate to or pari passu with the rights of the Holders under this Agreement or (ii) the Company provides to all Holders registration rights pari passu with such rights.

12. Certain Rights of the Company and Investor. If the Company has not closed a Qualified IPO of its Class A Common Stock on or before December 31, 2007, then:

(a) Exchange Right. At any time on or after January 1, 2008 and prior to the closing of a Qualified IPO, Investor may, by written notice to the Company, exchange all (but not less than all) of its Class A Common Stock for an equal number of shares of Series A Preferred Stock (the “Exchange Shares”). Within five (5) business days of its receipt of such notice, the Company shall deliver to Investor validly authorized and executed certificates evidencing the Exchange Shares, against delivery by Investor of certificates evidencing the Class A Common Stock held by Investor, with appropriate stock powers. All Exchange Shares shall be validly authorized and issued, fully paid and non-assessable, and free of all liens, claims and encumbrances (other than any liens, claims or encumbrances created by or through Investor).

(b) Investor’s Put Right. At any time on or after January 1, 2008 and prior to the earlier of (i) the closing of a Qualified IPO in connection with which the Company has made to Investor the IPO Payment (if any) described below and (ii) the third anniversary of the Closing under the Stock Purchase Agreement, the holders of all such shares may, by written notice (which notice must be given at the times specified on Exhibit A to the extent applicable) to the Company, require that the Company purchase all (but not less than all) of the Class A Common Stock issued to Investor pursuant to the Stock Purchase Agreement and the related Series A Preferred Stock, at a purchase price (the “Repurchase Price”) sufficient to provide a cumulative internal rate of return of 15% per annum on the initial investment in the Company’s capital stock (including, for the avoidance of doubt, any cash dividends paid on such stock) from the date of the Closing under the Stock Purchase Agreement through the date of payment of the Repurchase Price, or if the Company elects to pay the Repurchase Price in installments pursuant to Section 12(d) below, the date of payment of the applicable installment of the Repurchase Price. If the per share price to the public (before underwriting discount) in any Qualified IPO that closes on or after January 1, 2008 is less than the Repurchase Price, the Company shall pay the difference (i.e, the amount by which the Repurchase Price exceeds the price to the public in the Qualified IPO, multiplied by the number of Investor’s Original Shares (as defined in the Stock Purchase Agreement) as adjusted pursuant to the Stock Purchase Agreement and this Investor Rights Agreement) to the holders in cash or shares at the closing of such Qualified IPO (the “IPO Payment”). If the IPO Payment is made in shares, the number of shares to be issued shall be equal to the quotient of the amount of the IPO Payment otherwise payable in cash divided by the price to the public (before underwriting discount) in the Qualified IPO.

(c) Company Call Right. At any time on or after January 1, 2008 and prior to the earlier of (i) the closing of a Qualified IPO and (ii) the third anniversary of the Closing under the Stock Purchase Agreement, the Company may, by written notice to the holders thereof, require that such holders sell to the Company all (but not less than all) of the Class A Common Stock issued to Investor pursuant to the Stock Purchase Agreement and the related Series A Preferred Stock, at the Repurchase Price; provided, however, that if the Company exercises this right prior to January 1, 2009 then for purposes of calculating the Repurchase Price, the Company shall be deemed to have paid the Repurchase Price on January 1, 2009, or, if the Company elects to pay the Repurchase Price in installments pursuant to Section 12(d) below and any such installment is paid after January 1, 2009, then the portion of the Repurchase Price paid on or prior to January 1, 2009 shall be deemed to have been paid on January 1, 2009 and installments paid after January 1, 2009 shall be deemed to have been paid on the date actually paid.

(d) Repurchase Mechanics. In the case of any purchase and sale pursuant to paragraphs (b) or (c) of this Section 12, the Repurchase Price shall be paid within five (5) business days after the delivery of the notice described above, or, if the Company elects, in four quarterly installments, with the first such payment to be made within five (5) business days after the delivery of the notice described above, and each subsequent payment to be made on the first business day that is at least 90 days after the date of the preceding payment. If the Company elects to pay the Repurchase Price in installments, each of such four payments shall consist of 25% of Investor’s initial investment under the Stock Purchase Agreement, with an additional amount sufficient to provide an internal rate of return of 15% per annum (including, for the avoidance of doubt, any cash dividends paid on the stock repurchased) on such amount from the date of the Closing under the Stock Purchase Agreement through the date of the applicable payment (except as otherwise provided in Section 12(c) above with respect to purchases under Section 12(c) made prior to January 1, 2009). Each payment shall be made by wire transfer of immediately available funds to an account(s) designated by the holders, against delivery by the holders to the Company of the certificates evidencing the shares of Class A Common Stock or Series A Preferred Stock to be repurchased, with appropriate stock powers. All Class A Common Stock or Series A Preferred Stock sold by the holders to the Company shall be sold free and clear of all liens, claims and encumbrances created by the holders and their predecessors in interest, but shall otherwise be sold without recourse, representation or warranty of any kind.

(e) Parent Guaranty. Parent hereby unconditionally guarantees the timely performance of the Company’s obligations under Section 12(b) above, and agrees that if for any reason the Company is unable to or is legally prohibited from performing such obligations, then the Parent shall purchase the shares that Investor desires to sell under Section 12(b), on the terms contained in this Section 12.

(f) Co-Sale Right. If, at any time on or after January 1, 2008 and prior to the closing of a Qualified IPO, Parent desires to sell any shares of the Company’s capital stock, then Parent shall notify Investor at least 10 business days in advance of the closing of such sale, and provide Investor with a copy of all of the terms and conditions of such proposed sale (a “Sale Notice”). By notice to the Parent given within 7 business days of its receipt of the Sale Notice, Investor shall have the right to include in such proposed sale, on all of the terms and conditions thereof, a portion of such Investor’s Class A Common Stock and Series A Preferred stock then owned by Investor that is in the same proportion to the total number of Class A Common Stock and Series A Preferred Stock then owned by Investor as the number of shares of the Company’s capital stock to be sold by Parent bears to the total number of shares of the Company’s capital stock then owned by Parent. If the purchaser in the proposed sale is not willing to purchase all of the shares that Investor and Parent desire to sell, then shares shall be included in the proposed sale on a pro rata basis in proportion to the total number of shares that Investor and Parent desire to sell.

13. Preemptive Right. If at any time prior to the closing of a Qualified IPO, the Company desires to issue any capital stock (other than stock issuable (i) upon the exercise of warrants, options or rights or the conversion of convertible securities outstanding on the date of this Agreement, (ii) under compensatory plans approved by the Company’s Board of Directors or an authorized committee thereof, (iii) in a Qualified IPO, or (iv) in connection with a bona fide acquisition by the Company) the Company shall provide Investor with at least 10 business days prior notice of such contemplated issuance and the price and terms on which such stock is to be issued (the “Offer Notice”). The Investor may elect, by notice to the Company within 7 business days after its receipt of the Offer Notice to purchase in such offering up to that number of shares that will preserve the percentage ownership of Investor in the Company (on a fully diluted basis assuming the exercise of all outstanding options and warrants and the conversion of all convertible securities) after the completion of the proposed offering.

14. Corporate Opportunity. The Agreed Investor Designee (as defined in the Stock Purchase Agreement) shall have, and Parent acknowledges that the Agreed Investor Designee shall have, no duty or obligation to present any corporate opportunity to the Company unless the corporate opportunity is expressly presented to the Agreed Investor Designee in such Agreed Investor Designee’s capacity as a director of the Company or the Agreed Investor Designee otherwise first acquires knowledge of the corporate opportunity in the course of such Agreed Investor Designee’s activities as a director of the Company.

15. Termination. The registration rights set forth in this Agreement shall terminate and not be available to each Holder on the earlier of (i) the date that the Registrable Securities then owned by such Holder can be sold without restriction in any 90-day period pursuant to Rule 144 under the Act, (ii) the date that is five (5) years following the consummation of the Company’s initial public offering of its Common Stock, and (iii) the closing of a transaction that constitutes a Change of Control. In addition, the registration rights set forth in this Agreement shall terminate with respect to any Registrable Securities upon the transfer or assignment of such Registrable Securities to any Person or Persons other than Affiliates of Investor. Upon termination pursuant to this Section 15 the Company shall no longer be obligated to provide notice of a proposed registration to the holder of such Registrable Securities.

16. Notices. All communications provided for hereunder shall be sent by first-class mail or facsimile and (a) if addressed to a Holder, addressed to the Holder at the address or fax number set forth below such Holder’s signature, or at such other address or fax number as such Holder shall have furnished to the Company in writing or (b) if addressed to the Company, to the address or fax number set forth below the Company’s signature or at such other address or fax number, or to the attention of such other officer, as the Company shall have furnished to Holder in writing. Notices sent by first-class mail shall be deemed received three days after the date of deposit of such notice in the United States mail with certified mail receipt requested, postage prepaid, and addressed to the other party as set forth below. Notices sent by facsimile shall be deemed received upon receipt by the notified party’s facsimile machine if sent during normal business hours of the recipient with confirmation of sending to the fax number set forth below, or if sent outside normal business hours with confirmation of sending, then notice shall be deemed to have been duly given on the next business day.

17. Directors and Officers Insurance Covenant. The Company will ensure that any director named by Investor to the Company’s board of directors shall be provided with the same directors and officers insurance coverage (including, without limitation, coverage under policies provided, obtained or maintained by Parent) and shall be entitled to the same indemnification rights with respect to acts and omissions in such persons capacity as a director of the Company as are provided to the other directors of the Company. The Company has advised Investor that current policies currently provide $25 million of coverage for each director.

18. No Assignment. This Agreement is personal to Investor and shall not be assignable, by operation of law or otherwise to any third party. Notwithstanding the foregoing, Investor may assign to an Affiliate of Investor its rights hereunder, provided that: (i) the Company is given written notice at the time of said transfer or assignment identifying the name and address of the Affiliate, (ii) the Affiliate Transferee assumes in writing the obligations of the Investor under this Agreement, (iii) Investor remains liable for any breach of this Agreement by the Affiliate and (iv) all rights and obligations so transferred or assigned to an Affiliate are transferred or assigned back to Investor if such Affiliate ceases to be an Affiliate of Investor.

19. Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

20. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

21. No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities that conflicts with or would limit the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.

22. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only upon the written consent of the Company and each Investor. The failure of any party to insist on or to enforce strict performance by the other parties of any of the provisions of this Agreement or to exercise any right or remedy under this Agreement shall not be construed as a waiver or relinquishment to any extent of that party’s right to assert or rely on any provisions, rights or remedies in that or any other instance; rather, the provisions, rights and remedies shall remain in full force and effect.

23. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

24. Effectiveness. This Agreement shall become effective simultaneously with the occurrence of the Closing under the Stock Purchase Agreement. In the event that the Closing under the Stock Purchase Agreement has not occurred by December 31, 2007 or the Stock Purchase Agreement is terminated prior to the Closing thereunder, then at such time this Agreement shall be void and of no further force or effect, and no party hereto shall have any liability to any other party hereunder.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered as of the date first above written.

COMPANY		3401 Hillview Avenue
VMWARE, INC.		Palo Alto, California 94304
Attn: Legal Department
By:		Phone: (650) 427-5000
Name:		Fax: (650) 427-5001
Title:

INVESTOR		c/o Intel Corporation
INTEL CAPITAL CORPORATION		2200 Mission College Blvd., M/S RN6-46
Santa Clara, California 95052
By:		Attn: Intel Capital Portfolio Manager
Name:	Arvind Sodhani	Fax: (408) 765-6038
Title:	President	With a copy by e-mail to: portfolio.manager@intel.com

Solely for purposes of Section 12(e), Section 12(f) and Section 14 of this Agreement:

PARENT		176 South Street
EMC CORPORATION		Hopkinton, Massachusetts 01748
Attn: Office of the General Counsel
By:		Phone: (508) 435-1000
Name:		Fax: (508) 497-6915
Title:

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

Exhibit A

Terms of Series A Preferred Stock

Protective Provisions:

For so long as Investor holds a number of shares of Series A Preferred representing at least 50% of the number of shares of Class A common stock originally issued at the closing, Company would not, without the written consent of the then-current holders of at least 50% of the Series A Preferred, either directly or by amendment, merger, consolidation or otherwise:

create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to the securities held by Investor, whether by reclassification, merger or otherwise, or increase the authorized number of Series A Preferred;

create or authorize the creation of any debt or debt security, including any debt secured by any material assets of Company, other than debt issued in the ordinary course of business; or

amend, alter or repeal any provision of the Certificate of Incorporation which alters or changes the powers, preferences or special rights of the Series A Preferred so as to affect them adversely.

provided, however, that nothing contained above will give rise to a separate class vote to approve a merger where the consideration consists entirely of cash.

Dividends:	Annual 4% cumulative dividend compounded annually, payable upon a liquidation or redemption.

Price Based

Anti-dilution:

Full-ratchet for issues below Repurchase Price, other than in a Qualified IPO for which the Company has made the payment described under Mandatory Conversion, below. Subject to standard exceptions. Any payment to Investor made under this provision shall be treated for U.S. federal income tax purposes as an adjustment of the purchase price paid by Investor for the Shares to the extent permitted by U.S. federal income tax law.

Mandatory

Conversion:

Mandatory conversion upon (i) a Qualified IPO (provided that if the price per share in the Qualified IPO is less than the Repurchase Price, the Company shall pay the difference (i.e, the amount by which the Repurchase Price exceeds the price to the public in the Qualified IPO, multiplied by the number of Investor’s Original Shares (as defined in the Stock Purchase Agreement) as adjusted pursuant to the Stock Purchase Agreement and this Investor Rights Agreement) to Investor in cash or shares immediately prior to such conversion) or (ii) upon conversion of more than 50% of the then outstanding Series A Preferred (with the consent of the Investor so long as the Investor owns any Series A Preferred).

If the IPO Payment is made in shares, the number of shares to be issued shall be equal to the quotient of the amount of the IPO Payment otherwise payable in cash divided by the price to the public (before underwriting discount) in the Qualified IPO.

A-1

The Company shall give Investor notice of its intention to file a registration statement relating to a Qualified IPO not later than the date of filing of a registration statement which includes a price per share range on the prospectus cover page, which notice shall specify the anticipated pricing date of such offering which shall be a date not less than 45 days or more than 90 days after to the notice date. The Company shall advise Investor promptly of any change in such price per share range. Investor shall then notify the Company not less then 30 days before the anticipated pricing date whether it intends to exercise its put right under Section 12(b) of the Class A Common Stock Purchase Agreement. Any failure to provide such put notice shall preclude the Investor from exercising its put right for any Qualified IPO which is completed within 90 days after the anticipated pricing date at a price within the range provided to Investor.

Any payment to Investor made under this provision shall be treated for U.S. federal income tax purposes as an adjustment of the purchase price paid by Investor for the Shares to the extent permitted by U.S. federal income tax law.

Investor Rights:

Standard pro-rata preemptive rights (which terminate at Qualified IPO), registration rights, information rights and restrictions on transfer which rights and restrictions are substantially on the terms set forth in the Class A Common Stock Purchase Agreement.

Right of Co-Sale:

Investor would have right of co-sale with respect to any shares proposed to be sold by Parent or executive officers of Company on substantially the terms set forth in the Class A Common Stock Purchase Agreement.